   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                       SECURITY CAPITAL INDUSTRIAL TRUST
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------     74-2604728
              MARYLAND                (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
      (STATE OF ORGANIZATION)14100 EAST 35TH PLACE
                            AURORA, COLORADO 80011
                                (303) 375-9292
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                          JEFFREY A. KLOPF, SECRETARY
                       SECURITY CAPITAL INDUSTRIAL TRUST
                             14100 EAST 35TH PLACE
                            AURORA, COLORADO 80011
                                (303) 375-9292
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   COPY TO:
                             EDWARD J. SCHNEIDMAN
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 782-0600
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                                      PROPOSED
                                                      PROPOSED        MAXIMUM
                                                       MAXIMUM       AGGREGATE
                                       AMOUNT      AGGREGATE PRICE OFFERING PRICE    AMOUNT OF
TITLE OF SHARES TO BE REGISTERED  TO BE REGISTERED  PER UNIT (1)        (1)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Shares of Beneficial
 Interest, par value $0.01 per
 share..........................      583,508         $24.6875     $14,405,353.75    $4,365.26
--------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights.      583,508            N/A            N/A             N/A
--------------------------------------------------------------------------------------------------

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(1) Estimated solely for purposes of determining the registration fee, based on the average of the high and low sales price on the New York Stock Exchange on October 17, 1997.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED OCTOBER 23, 1997

                                      LOGO

                  583,508 COMMON SHARES OF BENEFICIAL INTEREST

  This Prospectus relates to the offer and sale from time to time of up to 583,508 common shares of beneficial interest, $0.01 par value per share ("Common Shares"), of Security Capital Industrial Trust, a Maryland real estate investment trust ("SCI"), issuable to certain holders of units ("Units") of limited partnership interests in SCI Limited Partnership-III and SCI Limited Partnership-IV (the "Partnerships"), of which SCI, or a wholly owned subsidiary of SCI, is the sole general partner. SCI is registering the Common Shares, as required under the terms of the Registration Rights Agreement, dated as of October 28, 1994 (the "Registration Rights Agreement"), by and among SCI and certain holders of Units (the "Selling Shareholders"). See "Registration Rights."

  SCI will not receive any proceeds from the sale of any Common Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of such Common Shares under federal and state securities laws. See "Registration Rights."

  The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "SCN." To ensure that SCI maintains its qualification as a real estate investment trust ("REIT"), SCI has restricted ownership of more than 9.8% of the issued and outstanding Common Shares by any single shareholder, with certain exceptions. See "Description of Shares of Beneficial Interest--Restrictions on Transfer."

  The Selling Shareholders may from time to time offer and sell Common Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Common Shares to be made directly or through agents or broker-dealers.

  The Selling Shareholders and any agents or broker-dealers that participate in the distribution of Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for a description of indemnification arrangements between SCI and the Selling Shareholders.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.

                                  -----------

                The date of this Prospectus is October   , 1997.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SCI OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Available Information..............    2
Incorporation by Reference.........    3
Security Capital Industrial Trust..    3
The Merger Transaction.............    4
Description of Shares of Beneficial
 Interest..........................    4
Shares Available for Future Sale...    7
Certain Provisions of Maryland Law
 and of SCI's Declaration of Trust
 and Bylaws........................    8

                                    PAGE
                                    ----
Registration Rights................  10
Selling Shareholders...............  11
Federal Income Tax Considerations..  11
Plan of Distribution...............  19
Experts............................  19
Legal Matters......................  19

                             AVAILABLE INFORMATION

  SCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by SCI can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be obtained from the Commission's World Wide Web site at http://www.sec.gov. The Common Shares are listed on the NYSE under the symbol "SCN" and such reports, proxy and information statements and other information concerning SCI can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  SCI has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the Common Shares offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                          INCORPORATION BY REFERENCE

  The following documents filed by SCI with the Commission are hereby incorporated by reference into this Prospectus:

    (1) SCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (2) SCI's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

    (3) SCI's Current Reports on Form 8-K filed January 27, January 30, March 26, July 11, and September 9, 1997; and

    (4) The description of the Common Shares and the related preferred share purchase rights contained in SCI's Registration Statement on Form 8-A.

  All documents subsequently filed by SCI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  SCI will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Prospectus (not including exhibits to the information incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Security Capital Industrial Trust, 14100 East 35th Place, Aurora, Colorado 80011 Attention: Secretary, telephone number (303) 375-9292.

                       SECURITY CAPITAL INDUSTRIAL TRUST

  SCI is the largest publicly held, global owner and operator of distribution properties headquartered in the United States based on equity market capitalization. SCI is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the SCI International Operating System(TM). SCI distinguishes itself from its competition by being the only entity that combines all of the following:

    1. An international operating strategy dedicated to providing services to the 1,000 largest users of distribution facilities globally;

    2. An organizational structure and service delivery system built around the customer. SCI believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence;

    3. A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for SCI's low office finish distribution space product; and

    4. Over 270 professionals in 34 offices which SCI believes comprise the deepest and most experienced management team in industrial real estate.

  The cornerstone of SCI's operating strategy is the SCI International Operating System(TM) which is comprised of the Market Services Group, the Global Services Group and the Global Development Group that utilize SCI's national and international network of distribution space to provide an exceptional level of customer service including development on an international, national, regional and local basis.

  SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities, and the development of master-planned distribution parks and build-to-suit facilities for its customers. SCI is a fully integrated operating company and has access to services, including:
(i) expertise in market research, (ii) building and land acquisition and due diligence, (iii) master-planned distribution park design and building construction, (iv) marketing, asset and leasing management and (v) capital markets and financial operations.

  SCI deploys capital in markets with excellent long-term growth prospects and in markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities for both warehousing and light manufacturing uses. SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. With six target market cities identified in Mexico and 15 identified in Europe, SCI believes that there are significant growth opportunities internationally. SCI is building a deep organization in both Mexico and Europe as part of the SCI International Operating System(TM).

  SCI's executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011, and its telephone number is (303) 375-9292. SCI's predecessor was formed in June 1991 as a Delaware corporation, and SCI was re-formed as a Maryland real estate investment trust in January 1993.

                            THE MERGER TRANSACTION

  Pursuant to the terms of a Merger and Issuance Agreement, dated as of March 24, 1997, as amended (the "Merger Agreement"), between SCI and Security Capital Group Incorporated ("Security Capital"), SCI acquired, through a series of merger transactions (the "Merger"), all of the REIT management and property management operations formerly conducted by Security Capital. In exchange for such assets, SCI issued Security Capital 3,692,023 Common Shares valued at $81,870,626. As a result of the Merger, SCI became an internally managed REIT.

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL

  SCI's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), authorizes SCI to issue up to 180,000,000 Shares of Beneficial Interest, $0.01 par value, consisting of Common Shares, preferred shares of beneficial interest ("Preferred Shares") and such other types or classes of shares of beneficial interest as the Trustees may create and authorize from time to time. At October 17, 1997, approximately 108,778,419 Common Shares were issued and outstanding and held of record by approximately 1,215 shareholders.

  The Declaration of Trust also provides that, subject to the provisions of any class or series of the capital shares of SCI then outstanding, the shareholders of SCI shall be entitled to vote only on the following matters:
(i) election or removal of Trustees; (ii) subject to certain limited exceptions, amendment of the Declaration of Trust; (iii) termination of SCI;
(iv) reorganization of SCI; and (v) merger or consolidation of SCI or the sale or disposition of all or substantially all of SCI's assets. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Trustees. See "Certain Provisions of Maryland Law and of SCI's Declaration of Trust and Bylaws" for a discussion of provisions related to changes in control.

  The transfer agent and registrar for the Common Shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021.

COMMON SHARES OF BENEFICIAL INTEREST

  The outstanding Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," nonassessable. Each Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Shareholders do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Shareholders are entitled to such distributions as may be declared from time to time by the Trustees out of funds legally available therefor. SCI's current distribution policy is to pay quarterly distributions to shareholders based on a reasonable percentage of funds from operations. Since January 1, 1992, SCI has paid consecutive distributions of $0.2525 per Common Share for 1996 quarters, $0.23375 per Common Share for 1995 quarters, $0.2125 per Common Share for 1994 quarters, $0.1875 per Common Share for 1993 quarters and an annual distribution of $0.45 per Common Share for 1992. SCI has paid a distribution of $0.2675 per Common Share for each of the first three quarters of 1997.

  Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of SCI. In the event of any liquidation, dissolution or winding-up of the affairs of SCI, holders of Common Shares will be entitled to share ratably in the assets of SCI remaining after provision for payment of liabilities to creditors and subject to the rights of holders of Preferred Shares, if any.

  All Common Shares shall have equal distribution, liquidation and other rights and shall have no preference, preemptive, conversion or exchange rights.

PREFERRED SHARES OF BENEFICIAL INTEREST; PURCHASE RIGHTS

  The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption as may be fixed by the Trustees. The issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of SCI and may adversely affect the voting and other rights of shareholders. As of the date of this Prospectus, there were 5,400,000 of SCI's Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, 8,050,000 of SCI's Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest and 2,000,000 of SCI's Series C Cumulative Redeemable Preferred Shares of Beneficial Interest issued and outstanding.

  On December 7, 1993, the Board of Trustees declared a dividend of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding, payable to holders of Shares of record at the close of business on December 31, 1993. The holders of any additional Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from SCI one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $.01 per share (the "Participating Preferred Shares") at a price of $40.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons (other than Security Capital) acquires 20% or more of the outstanding Common Shares or announces a tender offer or exchange offer for 25% or more of the outstanding Common Shares. Each Participating Preferred Share will be entitled to an aggregate distribution (including liquidating distributions) of 100 times the distribution made per Common Share and will be entitled to 100 votes, voting together with the Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of SCI pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than Security Capital) would not be exercisable. The Purchase Rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of SCI or any other form of consideration determined by SCI's Board of Trustees.

CLASSIFICATION OR RECLASSIFICATION OF SHARES OF BENEFICIAL INTEREST OR PREFERRED SHARES OF BENEFICIAL INTEREST

  The Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares or Preferred Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption.

RESTRICTION ON SIZE OF HOLDINGS OF SHARES

  The Declaration of Trust restricts ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the provision are to assist in protecting and preserving SCI's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares of beneficial interest of SCI unless the acquiror makes a cash tender offer for all outstanding shares of beneficial interest. For SCI to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The provision permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding Common Shares, and, thus, assists the Trustees in protecting and preserving SCI's REIT status for tax purposes. This limitation does not apply to Security Capital, which counts as numerous holders for purposes of this tax rule, because its Common Shares are attributed to its shareholders for purposes of this rule.

  Shares of beneficial interest owned by a person or group of persons in excess of 9.8% (other than Security Capital and 30% in the case of certain shareholders who acquired Common Shares prior to SCI's initial public offering) of the outstanding shares of beneficial interest ("Excess Shares") are subject to redemption by SCI, at its option, upon 30 days' notice, at a price equal to the average daily per Common Share closing sale price during the 30-day period ending on the business day prior to the redemption date. SCI may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation of SCI. SCI may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of Excess Shares. Shareholders of SCI are required to disclose, upon demand of the Board of Trustees, such information with respect to their direct and indirect ownership of shares of SCI as the Trustees deem necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of REITs, or to comply with the requirements of any other appropriate taxing authority.

  The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest of SCI or to any transaction involving the issuance of shares of beneficial interest in which a majority of the Board of Trustees determines that the eligibility of SCI to qualify as a REIT for federal income tax purposes will not be jeopardized or the disqualification of SCI as a REIT is advantageous to the shareholders. Security Capital's ownership of Common Shares is attributed to its shareholders for purposes of the ownership test discussed above. The Board of Trustees has exempted Security Capital from this restriction and has permitted certain other shareholders who acquired Common Shares prior to the initial public offering to acquire up to 30% of the outstanding Common Shares.

TRUSTEE LIABILITY

  The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of SCI or by Trustees for the benefit and on behalf of SCI. Under the Declaration of Trust and Maryland law respecting REITs, Trustees are not liable to SCI or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of their duties.

SHAREHOLDER LIABILITY

  Both Maryland statutory law governing REITs organized under the laws of that state (the "Maryland REIT Law") and the Declaration of Trust provide that the shareholders shall not be personally or individually liable for any debt, act, omission or obligation of SCI or the Trustees. The Declaration of Trust further provides that SCI shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder, and that SCI shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives SCI prompt notice of any such claim or liability and permits SCI to conduct the defense thereof. In addition, SCI is required to, and as a matter of practice does, insert a clause in its management leases and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of SCI. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by SCI. Inasmuch as SCI carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which SCI's assets plus its insurance coverage would be insufficient to satisfy the claims against SCI and its shareholders.

                       SHARES AVAILABLE FOR FUTURE SALE

  At October 17, 1997, SCI had approximately 117,083,298 Common Shares issued and outstanding or reserved for issuance upon exchange of partnership units or exercise of outstanding options and warrants. All of the 583,508 Common Shares that may be issued pursuant to this Prospectus, as well as the Common Shares sold in SCI's prior offerings, will be tradeable without restriction under the Securities Act (other than Common Shares held by affiliates of SCI). In addition, SCI has "shelf" registrations effective relating to the offer and sale from time to time of (i) up to 4,520,531 Common Shares following an exchange for units in SCI Limited Partnership-I, (ii) up to 645,864 Common Shares following an exchange for units in SCI Limited Partnership-II and (iii) up to 310,000 Common Shares issued in one of SCI's prior private offerings; as of October 17, 1997, 555,651 of such Common Shares had been issued upon exchange of units. The remaining Common Shares currently issued and outstanding or reserved for issuance upon exchange of partnership units or exercise of options or warrants will be eligible for sale, subject to the volume resale, manner of sale and notice limitations of Rule 144 of the Securities Act.

  In general, under Rule 144, a person (or persons whose Common Shares are aggregated in accordance with the Rule) who has beneficially owned his or her Common Shares for at least one year, including any such persons who may be deemed "affiliates" of SCI (as defined in the Securities Act), would be entitled to sell within any three-month period a number of Common Shares that does not exceed the greater of 1% of the then outstanding number of Common Shares or the average weekly trading volume of the Common Shares during the four calendar weeks preceding each such sale. After Common Shares are held for two years, a person who is not deemed an "affiliate" of SCI is entitled to sell such Common Shares under Rule 144 without regard to the volume limitations described above. Sales of Common Shares by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

  SCI has granted Security Capital, which owns approximately 43% of the issued and outstanding Common Shares as of October 17, 1997, the right to demand, at any time, registration of all or any part of the Common Shares owned by it pursuant to Rule 415 of the Securities Act. SCI has also granted certain demand registration rights to a holder of warrants to purchase 11,764 Common Shares and a holder of 21,846 Common Shares issued upon exercise of warrants. Additionally, SCI has granted certain registration rights to holders of 48,809 Common Shares issued in connection with an acquisition. The persons entitled to register their securities are responsible for all costs and expenses (other than SCI's legal and audit fees) incident to any registration of the type discussed in this paragraph.

  SCI has issued options to acquire 26,000 Common Shares under SCI's Share Option Plan for Outside Trustees. SCI has reserved an additional 74,000 Common Shares for future issuance upon exercise of options under the Share Option Plan for Outside Trustees. SCI also has adopted a dividend reinvestment and Common Share purchase plan covering 1,400,000 Common Shares which permits shareholders to purchase additional Common Shares through the reinvestment of distributions or through additional cash purchases.

  As of September 8, 1997, SCI adopted the 1997 Incentive Plan which authorizes the establishment of one or more option programs and share purchase programs and the approval of Share grants and pursuant to which no more than 9,600,000 Common Shares in the aggregate may be awarded. SCI has issued to its employees options to acquire 3,072,857 Common Shares and granted employees the right to acquire an additional 1,356,834 Common Shares (all of which were issued) under the 1997 Incentive Plan.

  SCI currently has a "shelf" registration statement in effect pursuant to which it may offer to the public one or more of the following categories of its securities in an aggregate amount not to exceed $678 million: (i) Common Shares; (ii) preferred shares, in one or more series; and (iii) unsecured senior debt securities, in one or more series, of which $510 million has been issued. Such securities may be offered separately or together, in separate series or amounts, at prices and on terms determined by the Trustees.

  No prediction can be made as to the effect, if any, that future sales of Common Shares or the availability of Common Shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares (including Common Shares issued upon the exercise of options or warrants or upon exchange of partnership units), or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Shares.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                     SCI'S DECLARATION OF TRUST AND BYLAWS

  The following paragraphs summarize certain provisions of Maryland law, the Declaration of Trust and SCI's Bylaws (the "Bylaws"). The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, the Declaration of Trust and Bylaws. A copy of each of the Declaration of Trust and Bylaws is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

BOARD OF TRUSTEES

  The Declaration of Trust provides that the number of Trustees of SCI cannot be less than three nor more than fifteen, as determined from time to time by the Trustees. The Trustees are divided into three classes. One class will hold office for a term expiring at the annual meeting of shareholders in 1998, a second class will hold office for a term expiring at the annual meeting of shareholders to be held in 1999 and a third class will hold office for a term expiring at the annual meeting of shareholders to be held in 2000. Each Trustee will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each annual meeting of shareholders, the successors to the class of Trustees whose terms expire at such meeting will be elected to hold office for a term of three years. The incumbent Board of Trustees is authorized to fill vacancies on the Board, including vacancies resulting from any increase in the number of members constituting the Board of Trustees by up to two in any calendar year. Any members so appointed by the incumbent Trustees (whether to fill a vacancy or a newly created trusteeship) will serve until the next annual meeting of shareholders. At such meeting, the newly appointed Trustee will stand for election to serve the remainder of the term for which such Trustee was appointed.

  The classified Board of Trustees could have the effect of making the removal of incumbent Trustees time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of SCI, even though a change in control may be beneficial to SCI and its shareholders.

BUSINESS COMBINATIONS

  Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares (an "Interested Shareholder") must be (i) recommended by the trustees of such trust and (ii) approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the trust's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. In addition, an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with the trust for a period for five years following the date he becomes an Interested Shareholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

  The Declaration of Trust and Bylaws contain provisions exempting Security Capital and its affiliates and successors from the provisions of the Maryland business combination statute.

CONTROL SHARE ACQUISITIONS

  Maryland law provides that "Control Shares" of a Maryland REIT acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise voting power in electing trustees, fall within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control Shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

  The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

  The Declaration of Trust and Bylaws contain provisions exempting Security Capital and its affiliates and successors from the provisions of the Control Share acquisition statute.

SHAREHOLDERS' MEETINGS

  The Declaration of Trust provides for an annual meeting of shareholders to be held upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of SCI's annual report, but in any event such meeting must be held within six months after the end of each full fiscal year. Special meetings of shareholders may be called by a majority of the Trustees, a majority of the independent Trustees or by any officer of SCI and shall be called upon the written request of shareholders holding in the aggregate not less than 10% of the outstanding Common Shares entitled to vote. Written notice stating the place, date and hour of the shareholders' meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the day of the meeting to each holder of record.

ANNUAL REPORT

  The Declaration of Trust requires SCI to deliver to shareholders an annual report concerning its operations for the preceding fiscal year containing financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants. The report must include (i) the ratio of the costs of raising capital during the period to the capital raised and (ii) full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving SCI, and the Trustees, sponsors and/or affiliates thereof occurring in the year for which the annual report is made. Independent Trustees are specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

AMENDMENT TO THE DECLARATION OF TRUST

  The Trustees, by a two-thirds vote, may amend the provisions of the Declaration of Trust from time to time to qualify SCI as a REIT. Except as set forth in the preceding sentence, the Declaration of Trust may be amended only by the affirmative vote or written consent of the holders of not less than a majority of the Common Shares then outstanding and entitled to vote thereon.

TERMINATION OF THE TRUST AND REIT STATUS

  The Declaration of Trust permits the termination of SCI and the discontinuation of the operations of SCI by the affirmative vote of the holders of not less than a majority of the outstanding Common Shares at a meeting of shareholders called for that purpose.

                              REGISTRATION RIGHTS

  SCI has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under the Registration Rights Agreement. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Registration Rights Agreement. A copy of the Registration Rights Agreement is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

  Under the Registration Rights Agreement, SCI is obligated to use its reasonable efforts to keep the Registration Statement continuously effective for as long as necessary to complete the distribution of at least 90% of the aggregate Common Shares issued to the Selling Shareholders. The Registration Rights Agreement grants these rights to holders of Common Shares and Units specified therein. Any Common Shares that have been sold pursuant to a public offering registered under the Securities Act or in compliance with Rule 144 or transferred to any holders not specified in the Registration Rights Agreement will no longer be entitled to the benefits of the Registration Rights Agreement.

  SCI has no obligation under the Registration Rights Agreement to retain any underwriter to effect the sale of the Common Shares covered thereby; however, the Registration Statement is available for use for an underwritten public offering of the Common Shares covered thereby and SCI has agreed in such event to enter into and perform its obligations under an underwriting agreement in usual and customary form with the managing underwriters.

  Pursuant to the Registration Rights Agreement, SCI shall pay the expenses of its counsel and accountants (including audits) to prepare the Registration Statement and Prospectus in connection with the registration of the Common Shares. The Selling Shareholders shall pay all other expenses incurred in such registration on a pro rata basis based on the number of Common Shares included in the Registration Statement, including, without limitation, underwriting and brokerage discounts, expenses of printing, counsel for such Selling Shareholders, federal and state securities registration and filing fees and the expenses of SCI's independent auditors in connection with any comfort letter required by any underwriter. SCI also agreed to indemnify each Selling Shareholder and the respective directors and officers and any person who controls any such Selling Shareholder against certain losses, claims, damages and expenses arising under the securities laws. In addition, each Selling Shareholder agreed to indemnify SCI and each other holder, and each of their respective Trustees, directors and officers (including each Trustee and officer of SCI who signed the Registration Statement), and any person who controls SCI or any other holder against certain losses, liabilities, claims, damages and expenses arising under the securities laws with respect to written information furnished to SCI by such holder.

                             SELLING SHAREHOLDERS

  The following table provides the name of each person who may receive Common Shares upon exchange of Units and the total number of Common Shares that may be offered by each such person pursuant to this Prospectus. Since the holders of Units may exchange all, some or none of their Units for Common Shares and may then sell all, some or none of such Common Shares, the number of Common Shares that will be owned by each person identified below after completion of this offering cannot be determined. Jeffrey H. Schwartz, a Managing Director of SCI, may be deemed to beneficially own 128,263 of the Common Shares that may be offered hereby. Mr. Schwartz may be deemed to own a total of 185,916 Common Shares and Units and has 122,532 options outstanding. The transaction in which the Selling Shareholders acquired their Units was negotiated at arms' length prior to Mr. Schwartz's affiliation with SCI.

                                                                       NUMBER OF
                                                                        COMMON
                                                                        SHARES
                                                                       THAT MAY
                                                                          BE
                                                                        ISSUED
      NAME                                                             HEREUNDER
      ----                                                             ---------
      Jeffrey H. Schwartz.............................................  128,263
      Krauss Group, Inc. .............................................  130,301
      The Krauss Portfolio, Ltd. .....................................  199,535
      Elmer J. Krauss, as Trustee ....................................  125,409
                                                                        -------
        Total.........................................................  583,508
                                                                        =======

                       FEDERAL INCOME TAX CONSIDERATIONS

  SCI intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to SCI and its shareholders of the treatment of SCI as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Common Shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Common Shares.

  Based upon certain representations of SCI with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to SCI, SCI has been organized in conformity with the requirements for qualification as REIT beginning with its taxable year ended December 31, 1993, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is based on certain assumptions relating to the organization and operation of SCI Limited Partnership-I, SCI Limited Partnership-II, and the Partnerships (collectively, the "SCI Partnerships") and of any other partnerships in which SCI will hold an interest, and is conditioned upon certain representations made by SCI as to certain factual matters relating to SCI's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. SCI's qualification and taxation as a REIT will depend upon SCI's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that SCI will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as SCI, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations.

  If SCI fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, SCI could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  The Board of Trustees of SCI currently intends that SCI will operate in a manner that permits it to elect, and that it has elected, REIT status effective for the taxable year ended December 31, 1993 and in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on SCI continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on SCI's operating results.

  The following summary is based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

TAXATION OF SCI

 General

  In any year in which SCI qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. SCI may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

  Notwithstanding its qualification as a REIT, SCI may also be subject to taxation in certain other circumstances. If SCI should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which SCI fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect SCI's profitability. SCI will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if SCI has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if SCI should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, SCI would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. SCI may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. SCI will use the calendar year both for federal income tax purposes and for financial reporting purposes.

  In order to qualify as a REIT, SCI must meet, among others, the following requirements:

 Share Ownership Test

  The Common Shares must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the capital shares of SCI may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals (the "50% test"), which for this purpose includes certain tax-exempt entities, and for taxable years beginning before January 1, 1994, any stock held by a qualified domestic pension trust. For taxable years beginning on or after January 1, 1994, any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. These stock ownership requirements need not be met until the second taxable year of SCI for which a REIT election is made. Pursuant to the constructive ownership rules, Security Capital's ownership of Common Shares is attributed to its shareholders for purposes of the 50% test.

  In order to ensure compliance with the 50% test, SCI has placed certain restrictions on the transfer of the Common Shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under United States Treasury Department ("Treasury") regulations, SCI must maintain records which disclose the actual ownership of its outstanding Common Shares. In fulfilling its obligations to maintain records, SCI must and will demand written statements each year from the record holders of designated percentages of its Common Shares disclosing the actual owners of such Common Shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of SCI's records. A shareholder failing or refusing to comply with SCI's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Common Shares and certain other information. In addition, the Declaration of Trust provides restrictions regarding the transfer of its Common Shares that are intended to assist SCI in continuing to satisfy the Common Share ownership requirements. See "Description of Shares of Beneficial Interest--Restrictions on Size of Holdings of Shares." SCI intends to enforce the 9.8% limitation on ownership of Common Shares to assure that its qualification as a REIT will not be compromised.

 Asset Tests

  At the close of each quarter of SCI's taxable year, SCI must satisfy certain tests relating to the nature of its assets (what constitutes "assets" of SCI is determined in accordance with generally accepted accounting principles). First, at least 75% of the value of SCI's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities (including certain government guaranteed securities) and qualified temporary investments. Second, although the remaining 25% of SCI's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any one non-government issuer, 5% of the value of SCI's total assets or (ii) 10% of the outstanding voting securities of any one such issuer. Where SCI invests in a partnership

(including each of the partnerships of which SCI is the general partner), it will be deemed to own a proportionate share of the partnership's assets. See "Tax Aspects of SCI's Investments in Partnerships--General." Accordingly, SCI's investment through its interest in the Partnerships is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

  SCI owns 100% of the non-voting preferred stock of SCI Development Services Incorporated and SCI Logistics Services Incorporated. Because SCI does not own any of the voting securities of either company and the preferred stock's approval right in the case of either company is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer should not be exceeded.

  Based upon its analysis of the total estimated value of (i) SCI Development Services Incorporated stock and (ii) SCI Logistics Services Incorporated stock owned by SCI relative to the estimated value of the total assets owned by SCI and the other assets of SCI, SCI believes that the ownership of non-voting preferred stock by SCI of either company does not exceed, on the date of this Prospectus, 5% of the value of SCI's total assets. The 5% limitation must be satisfied not only on the date that SCI acquired the securities of either company, but also at the end of any quarter in which SCI increases its interest in either company or so acquires other property. Although SCI plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in SCI's overall interest in either company.

 Gross Income Tests

  There are two separate percentage tests relating to the sources of SCI's gross income which must be satisfied for each taxable year. For purposes of these tests, where SCI invests in a partnership, including the Partnerships, SCI will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of SCI as it has in the hands of the partnership. The two tests are as follows:

    1. The 75% Test. At least 75% of SCI's gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
  (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of SCI's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if SCI, or an owner of 10% or more of SCI, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, SCI generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom SCI derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by SCI are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience."

    2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of SCI's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

    For purposes of determining whether SCI complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property) unless such property is held by SCI for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of SCI--General."

    Even if SCI fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) SCI's failure to comply was due to reasonable cause and not to willful neglect; (ii) SCI reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, SCI will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

 Annual Distribution Requirements

  In order to qualify as a REIT, SCI is required to make distributions (other than capital gain distributions) to its shareholders each year in an amount at least equal to (i) the sum of (a) 95% of SCI's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before SCI timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that SCI does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

  SCI intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that SCI may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing SCI's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, SCI will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

  If SCI fails to meet the 95% distribution requirement as a result of an adjustment to SCI's tax return by the Service, SCI may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

 Failure to Qualify

  If SCI fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, SCI will be subject to applicable federal and state tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which SCI fails to qualify will not be deductible by SCI, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, SCI also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF SHAREHOLDERS

 Taxation of Taxable Domestic Shareholders

  As long as SCI qualifies as a REIT, distributions made to SCI's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain distributions will be taxed as long term capital gains (to the extent they do not exceed SCI's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain distributions as ordinary income. To the extent that SCI makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Common Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Common Shares are held as a capital asset). In addition, any distribution declared by SCI in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by SCI and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by SCI during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of SCI. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to SCI shareholders.

  In general, any loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as a long term capital loss, to the extent of distributions from SCI required to be treated by such shareholder as long term capital gains.

 Backup Withholding

  SCI will report to its domestic shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide SCI with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, SCI may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign shareholder status to SCI.

 Taxation of Tax-Exempt Shareholders

  The Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon the ruling, the analysis therein and the statutory framework of the Code, distributions by SCI to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code, and that the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that SCI, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment company.

  However, for taxable years beginning on or after January 1, 1994, if any pension or other retirement trust that qualifies under Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the distributions paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

TAX ASPECTS OF SCI'S INVESTMENTS IN PARTNERSHIPS

 General

  SCI holds a partnership interest in the four SCI Partnerships, including the Partnerships. In general, a partnership is a "pass-through" entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. SCI will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "--Taxation of SCI--General" and "--Gross Income Tests."

  Accordingly, any resultant increase in SCI's REIT taxable income from its interest in the SCI Partnerships (whether or not a corresponding cash distribution is also received) will increase its distribution requirements (see "--Taxation of SCI--Annual Distribution Requirements"), but will not be subject to federal income tax in the hands of SCI provided that an amount equal to such income is distributed by SCI to its shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of SCI--Asset Tests"), SCI will include its proportionate share of assets held by the SCI Partnerships.

 Entity Classification

  SCI's interest in the SCI Partnerships involves special tax considerations, including the possibility of a challenge by the Service of the status of the partnerships as partnerships (as opposed to associations taxable as corporations for federal income tax purposes). If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of SCI's assets and items of gross income would change, which may preclude SCI from satisfying the REIT asset tests and may preclude SCI from satisfying the REIT gross income tests (see "--Taxation of SCI--Failure to Qualify" above, for a discussion of the effect of SCI's failure to meet such tests). Based on certain representations of SCI, in the opinion of Mayer, Brown & Platt, under existing federal income tax law and regulations, the SCI Partnerships will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the IRS.

OTHER TAX CONSIDERATIONS

 SCI Development Services Incorporated and SCI Logistics Services Incorporated

  SCI Development Services Incorporated and SCI Logistics Services Incorporated will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. SCI Development Services Incorporated and SCI Logistics Services Incorporated will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that SCI Development Services Incorporated or SCI Logistics Services Incorporated is required to pay federal, state or local taxes, the cash available for distribution by either company to its shareholders will be reduced accordingly.

 Tax on Built-in Gain

  Pursuant to Notice 88-19, 1988-1 C.B. 486, a C corporation that elects to be taxed as a REIT has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a REIT and immediately liquidated unless the REIT elects to be taxed under rules similar to the rules of Section 1374 of the Code.

  Since SCI has made this election, if during the 10-year period beginning on the first day of the first taxable year for which SCI qualifies as a REIT (the "Recognition Period"), SCI recognizes gain on the disposition of any asset held by SCI as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) SCI's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate. Because SCI acquired many of its properties in fully taxable transactions and presently expects to hold each property beyond the Recognition Period, it is not anticipated that SCI will pay a substantial corporate level tax on its Built-in Gain.

The Taxpayer Relief Act of 1997 (the "1997 Act")

  The 1997 Act, which was signed into law by President Clinton on August 5, 1997, modified many of the provisions relating to the requirements for qualification as, and the taxation of, a REIT. Among other things, the 1997 Act (i) replaced the rule that disqualifies a REIT for any year in which the REIT fails to comply with Treasury regulations to ascertain its ownership with an intermediate penalty for failing to do so; (ii) permits a REIT to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rents from real property; (iii) permits a REIT to elect to retain and pay income tax on net long-term capital gains; (iv) repealed a rule that required that less than 30% of a REIT's gross income be derived from gain from the sale or other disposition of stock or securities held for less than one year, certain real property held for less than four years, and property that is sold or disposed of in a prohibited transaction; (v) lengthened the original grace period for foreclosure property from two years after the REIT acquired the property to a period ending on the last day of the third full taxable year following the election; (vi) treat income from all hedges that reduce the interest rate risk of REIT liabilities, not just interest rate swaps and caps, as qualifying income under the 95% gross income test; and
(vii) permits any corporation wholly-owned by a REIT to be treated as a qualified subsidiary, regardless of whether the corporation has always been owned by a REIT. The changes are effective for taxable years beginning after the date of enactment. Thus, these changes will apply to SCI beginning January 1, 1998.

 Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective shareholders should recognize that the present federal income tax treatment of an investment in SCI may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in SCI.

 State and Local Taxes

  SCI and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of SCI and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Shares of SCI.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  This Prospectus relates to the offer and sale from time to time of up to 583,508 Common Shares issuable to the Selling Shareholders.

  SCI will not receive any proceeds from the Common Shares by the Selling Shareholders. The Selling Shareholders and any agents or broker-dealers that participate in the distribution of Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Common Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

  At the time a particular offer of Common Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the names of any agents or broker-dealers, any commissions or discounts and other terms constituting compensation from the Selling Shareholders and any other required information. The Common Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

  In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed agents or broker-dealers. In addition, in certain states, the Common Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

  SCI may from time to time issue up to 583,508 Common Shares upon the exchange of Units in the Partnerships. SCI will acquire one Unit in each Partnership in exchange for each Common Share that SCI may issue to a holder of Units in that Partnership. Consequently, with each exchange, SCI's interest in the applicable Partnership will increase.

                                    EXPERTS

  The financial statements and related schedules of SCI incorporated by reference herein and in the Registration Statement have been audited or reviewed by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Common Shares offered pursuant to this Prospectus will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing SCI and certain of its affiliates, including Security Capital.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses in connection with the issuance and distribution of the Common Shares registered hereby, indicating which expenses will be borne by SCI and which expenses will be borne pro rata by the Selling Shareholders:

                                                                      SELLING
                                                              SCI   SHAREHOLDERS
                                                            ------- ------------
      SEC registration fee................................. $     0   $ 4,366
      Printing and duplicating expenses....................   5,000     2,000
      Legal fees...........................................  15,000     2,000
      Accounting fees and expenses.........................   3,000         0
      Miscellaneous expenses...............................   7,000     2,134
                                                            -------   -------
          Total............................................ $30,000   $10,500
                                                            =======   =======

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

  Article 4, Section 11, of the Declaration of Trust provides as follows with respect to indemnification of Trustees:

    "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses incurred by any Trustee in connection with any threatened, pending or completed action, suit or proceeding to which such Trustee is, was or at any time becomes a party or is threatened to be made a party, as a result directly or indirectly, of serving at any time as a Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

  Article 9, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees and officers and indemnification:

    "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

      (1) The Trustee or officer actually received an improper benefit in money, property or services (in which case, such liability shall be for the amount of the benefit in money, property or services actually received);

      (2) The Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

      (3) The Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

      (4) Such liability to the Trust is specifically imposed upon Trustees or officers by statute."

  Article 9, Section 6 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

    "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it,
  (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

  SCI has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Exchange Act, or (c) relating to judicially determined criminal violations. In addition, SCI has entered into indemnity agreements with each of its Trustees who is not also an officer of SCI which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and SCI has established a trust to fund payments under the indemnification agreements.

  The Registration Rights Agreement provides for the reciprocal indemnifications by the Selling Shareholders of SCI, and its Trustees, officers and controlling persons, and by SCI of the Selling Shareholders, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act.

ITEM 16. EXHIBITS.

  See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of Security Capital Industrial Trust, a Maryland real estate investment trust, and each of the undersigned Trustees and officers of Security Capital Industrial Trust, hereby constitutes and appoints K. Dane Brooksher, Irving F. Lyons, III, M. Gordon Keiser, Edward
F. Long, Jeffrey A. Klopf and Ariel Amir its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement, and to file each such amendment to this registration statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AURORA, STATE OF COLORADO, ON THE 22ND DAY OF OCTOBER, 1997.

                                          Security Capital Industrial Trust

                                                  /s/ K. Dane Brooksher
                                          By: _________________________________
                                                     K. Dane Brooksher
                                              Co-Chairman and Chief Operating
                                                           Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ K. Dane Brooksher          Co-Chairman, Chief Operating   October 22, 1997
____________________________________  Officer and Trustee
         K. Dane Brooksher

     /s/ Irving F. Lyons III         Co-Chairman, Chief             October 22, 1997
____________________________________  Investment Officer and
        Irving F. Lyons III           Trustee

      /s/ Thomas G. Wattles          Non-Executive Chairman and     October 22, 1997
____________________________________  Trustee
         Thomas G. Wattles

      /s/ M. Gordon Keiser           Senior Vice President          October 22, 1997
____________________________________  (Principal Financial
          M. Gordon Keiser            Officer)

       /s/ Edward F. Long            Vice President and             October 22, 1997
____________________________________  Controller
           Edward F. Long             (Principal Accounting
                                      Officer)

     /s/ Stephen L. Feinberg         Trustee                        October 22, 1997
____________________________________
        Stephen L. Feinberg

      /s/ Donald P. Jacobs           Trustee                        October 22, 1997
____________________________________
          Donald P. Jacobs

      /s/ William G. Myers           Trustee                        October 22, 1997
____________________________________
          William G. Myers

       /s/ John E. Robson            Trustee                        October 22, 1997
____________________________________
           John E. Robson

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                     DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
  4.1    Restated Declaration of Trust of SCI.
  4.2    Amended and Restated Declaration of Trust of SCI
          (Incorporated by reference to exhibit 4.1 to SCI's
          Registration Statement No. 33-73382).
  4.3    First Certificate of Amendment of Amended and Restated
          Declaration of Trust of SCI (Incorporated by reference
          to exhibit 3.1 to SCI's Form 8-K dated June 14, 1994).
  4.4    Second Articles of Amendment of Restated Declaration of
          Trust of SCI (Incorporated by reference to exhibit 4.3
          to SCI's Registration Statement No. 33-87306).
  4.5    Articles Supplementary relating to SCI's Series A
          Cumulative Redeemable Preferred Shares of Beneficial
          Interest (Incorporated by reference to exhibit 4.8 to
          SCI's Form 8-A registration statement relating to such
          shares).
  4.6    First Articles of Amendment to Articles Supplementary
          relating to SCI's Series A Cumulative Redeemable
          Preferred Shares of Beneficial Interest (Incorporated by
          reference to exhibit 10.3 to SCI's Form 10-Q for the
          quarter ended September 30, 1995).
  4.7    Articles Supplementary relating to SCI's Series B
          Cumulative Convertible Redeemable Preferred Shares of
          Beneficial Interest (Incorporated by reference to
          exhibit 4.1 to SCI's Form 8-K dated February 14, 1996).
  4.8    Articles Supplementary with respect to SCI's Series C
          Cumulative Redeemable Preferred Shares of Beneficial
          Interest (Incorporated by reference to exhibit 4.8 to
          SCI's Form 8-A dated November 13, 1996).
  4.9    Third Articles of Amendment dated September 9, 1997.
  4.10   Bylaws of SCI (Incorporated by reference to exhibit 4.3
          to SCI's Registration Statement No. 33-83208).
  4.11   Rights Agreement, dated as of December 31, 1993, between
          SCI and State Street Bank and Trust Company, as Rights
          Agent, including form of Rights Certificate
          (Incorporated by reference to exhibit 4.4 to SCI's
          Registration Statement No. 33-78080).
  4.12   First Amendment to Rights Agreement, dated as of February
          15, 1995, between SCI, State Street Bank and Trust
          Company and The First National Bank of Boston, as
          successor Rights Agent (Incorporated by reference to
          exhibit 3.1 to SCI's Form 10-Q for the quarter ended
          September 30, 1995).
  4.13   Second Amendment to Rights Agreement, dated as of June
          22, 1995, between SCI, State Street Bank and Trust
          Company and the First National Bank of Boston
          (Incorporated by reference to exhibit 3.1 to SCI's Form
          10-Q for the quarter ended September 30, 1995).
  4.14   Form of share certificate for Common Shares of Beneficial
          Interest of SCI (Incorporated by reference to exhibit
          4.4 to SCI's Registration Statement No. 33-73382).
  4.15   Form of share certificate for Series A Cumulative
          Redeemable Preferred Shares of Beneficial Interest
          (Incorporated by reference to exhibit 4.7 to SCI's Form
          8-A registration statement relating to such shares).
  4.16   Form of share certificate for Series B Cumulative
          Convertible Redeemable Preferred Shares of Beneficial
          Interest (Incorporated by reference to exhibit 4.8 to
          SCI's Form 8-A registration statement relating to such
          shares).

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                     DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
  4.17   Form of share certificate for Series C Cumulative
          Redeemable Preferred Shares of Beneficial Interest of
          SCI (Incorporated by reference to exhibit 4.16 to SCI's
          Form 10-K for the year ended December 31, 1996).
  4.18   Amended and Restated Agreement of Limited Partnership of
          SCI Partnership-III, dated as of October 28, 1994, by
          and among SCI, as general partner, and the limited
          partners set forth therein (Incorporated by reference to
          exhibit 10.3 to SCI's Form 10-Q for the quarter ended
          September 30, 1994).
  4.19   Amended and Restated Agreement of Limited Partnership of
          SCI Limited Partnership-IV, dated as of October 28,
          1994, by and among SCI IV, Inc., as general partner, and
          the limited partners set forth therein (Incorporated by
          reference to exhibit 10.4 to SCI's Form 10-Q for the
          quarter ended September 30, 1994).
  4.20   Registration Rights Agreement, dated as of October 28,
          1994, among SCI and the investors listed on the
          signature pages thereto (Incorporated by reference to
          exhibit 10.5 to SCI's Form 10-Q for the quarter ended
          September 30, 1994).
  5      Opinion of Mayer, Brown & Platt as to the validity of the
          shares being registered.
  8      Opinion of Mayer, Brown & Platt as to certain tax
          matters.
 15      Letter of Arthur Andersen LLP regarding unaudited interim
          financial information.
 23.1    Consent of Mayer, Brown & Platt (included in the opinions
          filed as Exhibit 5 and Exhibit 8).
 23.2    Consent of Arthur Andersen LLP.
 24.1    Power of Attorney (included on page II-4 is Registration
          Statement).